UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 15, 2012

UNITED CONTINENTAL HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-06033	36-2675207
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

77 W. Wacker Drive, Chicago, IL	60601
(Address of principal executive offices)	(Zip Code)

(312) 997-8000

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 16, 2012, United Continental Holdings, Inc. (the “Company”) announced that John D. Rainey was appointed Executive Vice President and Chief Financial Officer of the Company on April 15, 2012. Mr. Rainey succeeds Zane C. Rowe, the Company’s former Executive Vice President and Chief Financial Officer, who resigned from the Company on April 15, 2012 to take a non-financial position at Apple Inc.

Mr. Rainey, age 41, most recently served as Senior Vice President – Financial Planning & Analysis for Continental Airlines, Inc. (“Continental”) and United Air Lines, Inc., the Company’s wholly-owned operating subsidiaries. Prior to the October 2010 merger transaction between the Company and Continental (the “Merger”), Mr. Rainey served as Vice President – Financial Planning and Analysis for Continental from 2007 to 2010 and Staff Vice President – Financial Planning and Analysis from 2005 to 2007. He joined Continental in 1997. Prior to joining Continental, Mr. Rainey worked at Ernst & Young LLP. He holds a Bachelor’s Degree in Business Administration and a Master’s Degree in Business Administration from Baylor University.

In connection with Mr. Rainey’s promotion, the Company entered into an employment agreement with Mr. Rainey that is parallel in format to the executive officer employment agreements that were reviewed and approved by the Compensation Committee of the Company’s Board of Directors in connection with the Merger. Such employment agreements, and the agreement with Mr. Rainey, are designed to be consistent with current market practices and to establish a degree of comparability with the programs offered to similarly situated executives of Continental and United prior to the Merger. The employment agreement has an initial term that expires on September 30, 2012 (the two year anniversary date of the Merger closing) and will renew automatically for additional one-year periods unless notice of non-renewal is provided. No payments are due if the Company elects to terminate the employment agreement at the end of the initial or any subsequent term. The agreement with Mr. Rainey provides an annual base salary of $750,000 and a 2012 annual target incentive compensation opportunity equal to 125% of his annual base salary. Pursuant to the employment agreement, Mr. Rainey also will be eligible to receive grants under the long-term incentive plans maintained by the Company at the discretion of the Compensation Committee. The Compensation Committee approved the employment agreement and the grant of additional long-term incentive awards to Mr. Rainey, effective upon his promotion. These awards include Long-Term Relative Performance Awards, Performance-Based RSUs, and Restricted Stock Awards, the forms of which awards are described in Item 9B. Other Information of the Company’s Annual Report on Form 10-K for the year ended 2010.

The employment agreement provides Mr. Rainey certain payments and benefits upon termination of employment. In the event he is terminated by the Company without “cause” or he terminates for “good reason” (as defined in the employment agreement), Mr. Rainey will receive a cash severance payment equal to two times the sum of his annual base salary and target annual incentive compensation opportunity as in effect immediately prior to termination, a pro-rata cash payment equal to the portion of his annual target incentive compensation opportunity for the year of termination, and continued coverage pursuant to the Company’s or an affiliate’s welfare benefit plans for 24 months following termination. In the event such termination occurs after October 1, 2012 (the second anniversary of the completion of the Merger), no pro-rata annual target incentive compensation opportunity will be paid. In the event Mr. Rainey is terminated by the Company without “cause” or Mr. Rainey terminates for “good reason” or by reason of death or disability, the long-term incentive awards held by him as of the completion of the Merger shall become vested and payable, provided that certain of such long-term incentive awards will be payable on a pro-rated basis under certain circumstances.

In accordance with the Company’s decision to eliminate gross-up payments for the excise taxes that may be levied on “excess parachute payments” (within the meaning of Section 280G of the Internal Revenue Code of 1986) made to executive officers and certain other individuals upon a change in control, Mr. Rainey is not entitled to a gross-up payment except to the extent provided with respect to pre-Merger awards that included such provisions under the pre-Merger plan or program under which such award was granted. Except as noted above, the employment agreement provides that in the event Mr. Rainey receives any excess parachute payments, he will have to either pay the excise tax without any assistance from the Company or its affiliates or have the payments reduced, if it would be more favorable to him on an after-tax basis.

Upon termination of employment other than by the Company for “cause,” Mr. Rainey will continue to receive travel privileges under the Company’s Officer Travel Policy. The travel privileges allow the Company’s officers and their family members and significant others travel on the Company’s flights and certain airline partners (subject to an annual cap). Officers, their spouses, and children also would retain access to certain facilities and status on the Company’s flights.

The employment agreement provides that all termination payments and obligations of the Company or its affiliates are subject to receipt of a signed and irrevocable release agreement relating to certain legal claims and liabilities against the Company or its affiliates, other than certain claims arising following termination, related to post-termination obligations under the employment agreement or obligations under certain benefit programs. Mr. Rainey will be subject to post-termination restrictive covenants during a limited time period relating to solicitation or hiring of any employee of the Company or its affiliates and certain non-competition obligations. In addition, he will be bound by an obligation of confidentiality and non-disparagement for an indefinite duration with respect to the Company and its affiliates.

Item 9.01.	Financial Statements and Exhibits.

(a)—(c)	Not applicable.

(d)	Exhibits:

Exhibit Number	Description of Exhibit

99.1	Press Release issued by the Company on April 16, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED CONTINENTAL HOLDINGS, INC.

By:	/s/ Jeffery A. Smisek
Name:	Jeffery A. Smisek
Title:	President and Chief Executive Officer

Date: April 17, 2012

Exhibit Number	Description of Exhibit

99.1	Press Release issued by the Company on April 16, 2012.